Exhibit 99.1

Creative Medical Technology Holdings, Inc. announces continued recruitment of Physicians for it’s patented and clinically tested Stem Cell treatment for Erectile Dysfunction

(January 31, 2018 – Phoenix, AZ) Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today the continued positive response and recruitment of physicians for its patented and clinically tested Caverstem™ procedure for the treatment of erectile dysfunction using the patient’s own bone marrow derived stem cells.

“Since commercialization of our Caverstem™ procedure began in December 2017, we’re pleased that our early results in bringing in experienced medical doctors in our initial area of sales in the Southwest United States has been very positive. Recruitment of medical doctors in Los Angeles, Orange County, San Diego and Las Vegas NV is just the start of what we believe will be a rapid growth as we expand into other areas of the country” said Timothy Warbington, CEO of Creative Medical Technology Holdings, Inc.

“Patient understanding and interest in our stem cell technology has also been positive. The physicians involved with the Caverstem™ procedure are treating patients and as the patient outreach is expanded we are excited by the ongoing and increased growth in the number of patient’s seeking our treatment.”

Approximately 30% of the 30,000,000 patients suffering from erectile dysfunction do not respond to drugs like Viagra, Cialis and Levitra, in part due to an underlying degeneration of the biological machinery needed to achieve erections. The Caverstem™ procedure is a natural alternative for many of these patients.

“There is much excitement about stem cells revolutionizing many aspects of medicine. I am enthusiastic to be treating my patients using this cutting edge procedure,” Stated by Dr. Alexander Gershman. “Numerous publications and a recent clinical trial at the Los Angeles Biomedical Institute at Harbor – UCLA Hospital in Torrance, CA, support the safety and feasibility of the Caverstem™ procedure. The biological basis of the bone marrow based treatment is that in patients with drug non-responsive erectile dysfunction, there is a deficit in function of smooth muscle and blood vessel cells. By administering the patient’s own stem cells we aim to rebuild these damaged tissues, and thereby restore erectile function.”

“We are pleased that after several years of development and testing we are now realizing the overwhelming acceptance of our Caverstem™ procedure by highly credible physicians and their patients.” Said Thomas Ichim PhD, co-inventor of the Caverstem™ procedure and Director of Creative Medical Technology Holdings Inc.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939